Exhibit 99.1
McKESSON REPORTS FISCAL 2008 SECOND-QUARTER RESULTS
•	Revenues of $24.5 billion, up 9% from the prior year.
•	Earnings per diluted share of 83 cents, up 11%.
•	Earnings per diluted share of 82 cents from continuing operations, excluding adjustments to Securities Litigation reserves, up 24%.
•	Year-to-date cash flow from operations of $1.3 billion.
•	Fiscal 2008 Outlook raised — earnings per diluted share of $3.22 to $3.37.
SAN FRANCISCO, October 30, 2007 — McKesson Corporation (NYSE: MCK) today reported that revenues for the second fiscal quarter ended September 30, 2007 were $24.5 billion compared to $22.4 billion a year ago. Second-quarter earnings per diluted share was 83 cents compared to 75 cents per diluted share a year ago. Earnings per diluted share from continuing operations was 82 cents in the second quarter compared to 66 cents in the second quarter a year ago, excluding adjustments to the Securities Litigation reserves in both periods.
     “McKesson continues to have positive momentum across the company, reflecting our leadership in dynamic and growing segments of the healthcare services market,” said John H. Hammergren, chairman and chief executive officer. “In our Distribution Solutions segment, our U.S. pharmaceutical distribution revenues grew 9%, reflecting continued solid market growth and growth in our customer base. Our segment operating profit margin expanded four basis points over last year, an impressive performance considering that the second quarter a year ago included the positive effects of launches of several major generic drugs, an antitrust settlement and a LIFO credit, none of which recurred during the second quarter this year. Our Technology Solutions segment delivered strong revenue and operating profit growth, driven primarily by the integration of our Per-Se Technologies acquisition, which is going very well.”

     Year-to-date, McKesson had cash flow from operations of $1.3 billion. McKesson ended the quarter with cash of $2.5 billion and a gross debt-to-capital ratio of 23%.
     The company continues to execute a flexible, multi-faceted capital deployment strategy designed to create additional stockholder value. During the first half of Fiscal 2008, McKesson repurchased $684 million of common stock, paid $36 million in dividends, spent $161 million on capitalized expenditures and capitalized software and invested $51 million in acquisitions. As previously announced, the Board of Directors approved an additional $1 billion share repurchase authorization, for a total current outstanding authorization of $1.32 billion. After the quarter closed, McKesson completed its previously announced acquisition of Oncology Therapeutics Network (OTN) for approximately $575 million, including the assumption of debt.
     “Based on our positive momentum and even including two quarters of marginal dilution from the results of the OTN business we acquired, we are raising our outlook and now expect that McKesson should earn between $3.22 and $3.37 per diluted share for the fiscal year ending March 31, 2008,” Hammergren concluded.
Segment Results
     Distribution Solutions revenues were up 9% for the quarter. U.S. pharmaceutical direct distribution revenues grew 9% for the quarter. Warehouse sales increased 5% in the quarter. Canadian revenues increased 15% for the quarter, including a favorable currency impact of 8%, and medical-surgical distribution revenues were up 11% for the quarter.

     Distribution Solutions gross profit of $848 million was up 10% from $769 million in the second quarter a year ago, although gross profit in the second quarter a year ago included the positive impacts of an antitrust settlement of $10 million and a LIFO credit of $10 million. The increase in gross profit for the second quarter this year was due primarily to the impact of our agreements with branded pharmaceutical manufacturers and an improved mix of higher-margin products and services, including profit growth in our proprietary generics programs.
     Distribution Solutions operating profit of $366 million was up 12% from $328 million in the second quarter a year ago. Operating margin for the quarter was 1.54% compared to 1.50% a year ago.
     In Technology Solutions, revenues were up 36% for the quarter, reflecting the impact of Per-Se revenues and continued growth in implementations of software and imaging solutions for hospitals, clinics and physician offices. Services revenues were up 52% and software and software systems revenues were up 4%.
     Technology Solutions operating profit in the quarter was $66 million, up 27% from $52 million a year ago. Operating margin was 9.27% for the quarter compared to 9.90% a year ago. Technology Solutions operating expenses were up 31% for the quarter, reflecting the inclusion of Per-Se operating expenses, continued investment in new product development and the impact of increased FAS 123R expense in this segment, which was $11 million in the second quarter compared to $5 million in the second quarter a year ago.

Second-Quarter Corporate and Financial Highlights
     The quarter included the following additional major highlights:
•	On October 29, McKesson completed its acquisition of OTN, a U.S. distributor of specialty pharmaceuticals, for approximately $575 million, including the assumption of debt. OTN is one of the nation’s largest distributors of specialty pharmaceutical products, with annualized revenues of approximately $3 billion. The integration of OTN with the company’s existing McKesson Specialty business is expected to enhance our position in one of the fastest-growing categories of drugs in the United States. Excluding restructuring charges, the acquisition is expected to be marginally dilutive to both McKesson’s Fiscal 2008 and Fiscal 2009 earnings per diluted share before becoming accretive to earnings per diluted share in Fiscal 2010.
•	McKesson was awarded Pharmacy Supplier of the Year by CVS Caremark for our quality of service and on-boarding of new stores and warehouses. We were also named Vendor of the Year by CVS Caremark for our innovative, strategic support of its headquarters and field operations across both retail pharmacy and mail order.
•	McKesson’s RelayHealth unit signed a multi-year renewal of its agreement with Wal-Mart Stores to provide pharmacy network and value-added services, reflecting the quality and reliability of our offering for this large customer.
•	McKesson’s Practice Partner® suite of fully integrated electronic health record (EHR) and practice management applications received top rankings for the fourth consecutive year in the AC Group 2007 Practice Management System (PMS) and EHR Vendor Functionality and Company Rating Report. The AC Group report is an extensive evaluation based on a survey of physician users.

•	McKesson Technology Solutions has received the NorthFace ScoreBoard AwardSM for the fourth straight year for the billing and collection services it provides to approximately 17,000 U.S. physicians. Sponsored by Omega Management Group Corp., specialists in developing and implementing customer and employee loyalty management programs, this annual award recognizes organizations that, as rated only by their customers, consistently exceed expectations in areas of customer service and support.
•	McKesson Health Solutions signed a renewal of its agreement with the Pennsylvania Department of Public Welfare to provide disease management and primary care case management programs to eligible Medicaid children and adults who live in the Commonwealth’s 42 mostly rural counties and are being treated for asthma, diabetes, chronic obstructive pulmonary disease, coronary artery disease and heart failure.
•	For the second fiscal quarter ended September 30, 2007, earnings per diluted share of 83 cents included the positive impact of a $3 million after-tax credit to the Securities Litigation reserves, or one cent per diluted share. Second quarter earnings per diluted share of 75 cents a year ago included an after-tax loss from discontinued operations of 19 cents per diluted share, primarily associated with the sale of McKesson’s acute care medical-surgical business, and positive adjustments to the Securities Litigation reserves of 28 cents per diluted share, primarily due to a credit to income tax expense resulting from an adjustment to a reserve.
•	McKesson’s expected effective tax rate for the year is now 33%, a downward adjustment from the 34-35% range originally expected. The change in rate is due to the company’s growing mix of foreign versus domestic income.
•	Second-quarter results included $28 million in pre-tax share-based compensation expense associated with the application of FAS 123R, or 6 cents per diluted share. A year ago, this pre-tax expense totaled $16 million, or approximately 3 cents per diluted share.

•	The earnings per share outlook for Fiscal 2008 does not include the impact of any Securities Litigation reserve adjustments, any potential future acquisitions, divestitures, material restructurings or integration-related actions.
•	Following the close of the quarter, Bear Stearns dismissed its appeal of McKesson’s previously announced settlement of the Federal Securities Consolidated Action. The elimination of this last condition to the settlement will result in removing the Consolidated Action liability and related restricted cash of $962 million reported on the September 30, 2007 balance sheet in the company’s quarter ending December 31, 2007.
Risk Factors
     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. It is not possible to predict or identify all such risks and uncertainties; however, the most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: adverse resolution of pending securities litigation regarding the 1999 restatement of our historical financial statements; the changing U.S. healthcare environment, including changes in government regulations and the impact of potential future mandated benefits; competition; changes in private and governmental reimbursement or in the delivery systems for healthcare products and services; governmental and manufacturers’ efforts to regulate or control the pharmaceutical supply chain; changes in government regulations relating to patient confidentiality standards; changes in pharmaceutical and medical-surgical manufacturers’ pricing, selling, inventory, distribution or supply policies or practices; changes in the availability or pricing of branded and generic drugs; changes in customer mix; substantial defaults in payment or a material reduction in purchases by large customers; challenges in integrating and implementing the company’s internally used or externally sold software and software systems, or the slowing or deferral of demand or extension of the sales cycle for external software products; continued access to third-party licenses for software and the patent positions of the company’s proprietary software; the company’s ability to meet performance requirements in its disease management programs; the adequacy of insurance to cover liability or loss claims; changes in circumstances that could impair our goodwill or intangible assets; new or revised tax legislation; foreign currency fluctuations or disruptions to foreign operations; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in generally accepted accounting principles (GAAP); and general economic conditions. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise.
     A Webcast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5 PM ET today and on replay afterwards. Stockholders are encouraged to review SEC filings and more information about McKesson, which are located on the company’s website.
About McKesson
     McKesson Corporation (NYSE: MCK), ranked 18th in the 2007 Fortune 500, is a healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care. McKesson is the longest-operating company in healthcare today, and will mark 175 years of continuous operations in 2008. Over the course of its history,

McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.
          CONTACT:
          Larry Kurtz, 415-983-8418
          (Investors and Financial Press)
          larry.kurtz@mckesson.com
          Kate Rohrbach 415-983-9023
          (Business and Trade Media)
          kate.rohrbach@mckesson.com

Schedule I
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions except per share amounts)

	Quarter Ended September 30,			Six Months Ended September 30,
	FY08	FY07	Chg.	FY08	FY07	Chg.

Revenues	$24,450	$22,386	9%	$48,978	$45,701	7%

Cost of sales	23,269	21,362	9	46,620	43,681	7

Gross profit	1,181	1,024	15	2,358	2,020	17

Operating expenses	827	724	14	1,648	1,448	14
Securities Litigation credit, net	(5)	(6)	(17)	(5)	(6)	(17)

Total operating expenses	822	718	14	1,643	1,442	14

Operating income	359	306	17	715	578	24

Other income, net	36	32	13	73	67	9
Interest expense	(36)	(22)	64	(72)	(45)	60

Income from continuing operations before income taxes	359	316	14	716	600	19

Income taxes (1)	(112)	(29)	286	(233)	(129)	81

Income from continuing operations	247	287	(14)	483	471	3

Discontinued operations, net (2)	—	(58)	—	(1)	(58)	(98)

Net income	$247	$229	8	$482	$413	17

Earnings per common share (3)
Diluted (4)
Continuing operations	$0.83	$0.94	(12)%	$1.60	$1.54	4%
Discontinued operations	—	(0.19)	—	—	(0.19)	—

Total	$0.83	$0.75	11	$1.60	$1.35	19

Basic
Continuing operations	$0.85	$0.96	(11)%	$1.64	$1.57	4%
Discontinued operations	—	(0.19)	—	—	(0.19)	—

Total	$0.85	$0.77	10	$1.64	$1.38	19

Shares on which earnings per common share were based
Diluted	299	305	(2)%	302	307	(2)%
Basic	293	298	(2)	295	300	(2)

(1)	Income tax expense for 2007 includes an $83 million credit to reverse previously recorded Securities Litigation tax reserves.

(2)	In the second quarter of 2007, our Distribution Solutions segment sold its Acute Care business and a small wholly-owned subsidiary. Financial results for these businesses have been presented as discontinued operations. Results for our 2007 discontinued operations include the write-off of $79 million of goodwill allocated to the sale of the Acute Care business, none of which is tax deductible.

(3)	Certain computations may reflect rounding adjustments.

(4)	Diluted earnings per share from continuing operations, excluding the impact of our Securities Litigation, are as follows (a):

	Quarter Ended September 30,			Six Months Ended September 30,
	FY08	FY07	Chg.	FY08	FY07	Chg.
Income from continuing operations — as reported	$247	$287	(14)%	$483	$471	3%

Exclude: Securities Litigation credit, net	(5)	(6)	(17)	(5)	(6)	(17)
Income taxes on credit, net	2	2	—	2	2	—
Income tax reserve reversals	—	(83)	—	—	(83)	—

	(3)	(87)	(97)	(3)	(87)	(97)

Income from continuing operations, excluding the Securities Litigation credit, net	$244	$200	22	$480	$384	25

Diluted earnings per common share from continuing operations, excluding the Securities Litigation credit, net	$0.82	$0.66	24%	$1.59	$1.25	27%

(a)	These pro forma amounts are non-GAAP financial measures. The Company uses these measures internally and considers these results to be useful to investors as they provide relevant benchmarks of core operating performance.

Schedule II
McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions except per share amounts)

	Quarter Ended September 30,				Six Months Ended September 30,
	FY08	FY07	Chg.		FY08	FY07	Chg.
REVENUES
Distribution Solutions
U.S. pharmaceutical direct distribution & services	$14,372	$13,147	9%		$28,570	$26,550	8%
U.S. pharmaceutical sales to customers’ warehouses	6,826	6,483	5		14,068	13,577	4

Subtotal	21,198	19,630	8		42,638	40,127	6
Canada pharmaceutical distribution & services	1,898	1,651	15		3,662	3,401	8
Medical-Surgical distribution and services	642	580	11		1,236	1,157	7

Total Distribution Solutions	23,738	21,861	9		47,536	44,685	6

Technology Solutions
Services	538	355	52		1,091	687	59
Software & software systems	139	134	4		277	253	9
Hardware	35	36	(3)		74	76	(3)

Total Technology Solutions	712	525	36		1,442	1,016	42

Revenues	$24,450	$22,386	9		$48,978	$45,701	7

GROSS PROFIT
Distribution Solutions	$848	$769	10		$1,670	$1,539	9
Technology Solutions	333	255	31		688	481	43

Gross profit	$1,181	$1,024	15		$2,358	$2,020	17

OPERATING EXPENSES
Distribution Solutions	$491	$448	10		$987	$918	8
Technology Solutions	270	206	31		527	398	32
Corporate	66	70	(6)		134	132	2

Subtotal	827	724	14		1,648	1,448	14
Securities Litigation credit, net	(5)	(6)	(17)		(5)	(6)	(17)

Operating expenses	$822	$718	14		$1,643	$1,442	14

OTHER INCOME, NET
Distribution Solutions	$9	$7	29		$23	$20	15
Technology Solutions	3	3	—		5	5	—
Corporate	24	22	9		45	42	7

Other income, net	$36	$32	13		$73	$67	9

OPERATING PROFIT
Distribution Solutions	$366	$328	12		$706	$641	10
Technology Solutions	66	52	27		166	88	89

Operating profit	432	380	14		872	729	20
Corporate	(42)	(48)	(13)		(89)	(90)	(1)
Securities Litigation credit, net	5	6	(17)		5	6	(17)

Income from continuing operations before interest expense and income taxes	$395	$338	17		$788	$645	22

STATISTICS
Operating profit as a % of revenues
Distribution Solutions	1.54%	1.50%	4	bp	1.49%	1.43%	6	bp
Technology Solutions	9.27%	9.90%	(63)		11.51%	8.66%	285

Return on Stockholders’ Equity (1)	15.8%	14.0%	180	bp

(1)	Ratio is computed as the sum of net income for the last four quarters, divided by the average of stockholders’ equity for the last five quarters.

Schedule III
McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	September 30,	March 31,
	2007	2007

ASSETS
Current Assets
Cash and cash equivalents	$2,518	$1,954
Restricted cash	967	984
Receivables, net	6,820	6,566
Inventories	8,303	8,153
Prepaid expenses and other	181	199

Total	18,789	17,856
Property, Plant and Equipment, net	714	684
Capitalized Software Held for Sale	185	166
Goodwill	3,055	2,975
Intangible Assets, net	578	613
Other Assets	1,713	1,649

Total Assets	$25,034	$23,943

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$11,773	$10,873
Deferred revenue	970	1,027
Current portion of long-term debt	152	155
Securities Litigation	994	983
Other accrued	1,723	2,088

Total	15,612	15,126
Other Noncurrent Liabilities	1,240	741
Long-Term Debt	1,798	1,803
Stockholders’ Equity	6,384	6,273

Total Liabilities and Stockholders’ Equity	$25,034	$23,943

Schedule IV
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	September 30,	September 30,
	2007	2006
OPERATING ACTIVITIES
Net income	$482	$413
Discontinued operations, net of income taxes	1	58
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	178	139
Securities Litigation credit, net	(5)	(6)
Deferred taxes	41	70
Other non-cash items	23	(15)
Changes in operating assets and liabilities, net of business acquisitions:
Receivables	(162)	256
Inventories	(65)	(635)
Drafts and accounts payable	791	454
Deferred revenue	(90)	12
Taxes	192	33
Securities Litigation settlement payments	—	(6)
Other	(114)	(88)

Net cash provided by operating activities	1,272	685

INVESTING ACTIVITIES
Property acquisitions	(83)	(51)
Capitalized software expenditures	(78)	(86)
Acquisitions of businesses, less cash and cash equivalents acquired	(51)	(95)
Proceeds from sales of businesses	—	175
Other	2	(46)

Net cash used in investing activities	(210)	(103)

FINANCING ACTIVITIES
Repayment of debt	(8)	(8)
Capital stock transactions:
Issuances	183	191
Share repurchases	(695)	(658)
ESOP notes and guarantees	8	7
Dividends paid	(36)	(36)
Other	50	37

Net cash used in financing activities	(498)	(467)

Net increase in cash and cash equivalents	564	115
Cash and cash equivalents at beginning of period	1,954	2,139

Cash and cash equivalents at end of period	$2,518	$2,254